Exhibit 99.1

Cornerstone Building Brands Announces Extension and Refinancing of Credit Facilities and Conditional Redemption of 8.00% Senior Notes
CARY, N.C., March 19, 2021 – Cornerstone Building Brands, Inc. (NYSE: CNR) (the “Company”), the largest manufacturer of exterior building products, today announced its intention to amend and refinance its senior credit facilities, upsize, amend and extend the exiting Term Loan B, and pay down the existing 8.00% senior unsecured notes with cash from the balance sheet and proceeds from the upsized facility.
To further optimize the Company’s capital structure, Cornerstone Building Brands is seeking to:
•Extend the maturity of its $611 million ABL credit facility to April 12, 2026
•Extend the maturity of its $115 million revolving credit facility to April 12, 2026
•Upsize and extend the maturity of the existing $2,498 million Term Loan B due 2025 to $2,600 million due April 12, 2028
Each of the Company’s existing and future restricted domestic subsidiaries that guarantee the obligations under its senior credit facilities will continue to guarantee the senior credit facilities. There can be no assurance that the extensions and refinancing will be completed.
The Company intends to use a portion of the net proceeds from the upsized facility and available cash from the balance sheet to redeem in full the existing 8.00% Senior Notes (“Existing Notes”) due 2026, as well as, related fees and expenses.
Additionally, the Company issued a conditional notice of redemption today to redeem the full aggregate principal amount of the Exiting Notes. The redemption is conditioned upon the completion of the extension and refinancing of the Company’s credit facilities.
A copy of the conditional notice of redemption will be issued to the record holders of the Existing Notes. Payment of the redemption price and surrender of the Existing Notes for redemption will be made through the facilities of the Depository Trust Company in accordance with the applicable procedures of the Depository Trust Company on April 15, 2021, unless the Condition is not satisfied, in which case the redemption date will be delayed until the Condition is satisfied.
“These transactions are an integral part of our long-term strategy to reduce net debt leverage and strengthen the Company’s capital structure,” said Jeff Lee, Executive Vice President and Chief Financial Officer. “We will continue to focus on driving value through the execution of our capital allocation priorities, which includes investments in the core business, margin enhancing growth investments, and debt pay down.”
This press release is for informational purposes only and is not an offer to sell or purchase nor the solicitation of an offer to sell or purchase securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which, or to any person to whom such an offer, solicitation or sale would be unlawful.
About Cornerstone Building Brands
Cornerstone Building Brands is the largest manufacturer of exterior building products for residential and low-rise non-residential buildings in North America. Headquartered in Cary, North Carolina, the organization serves residential and commercial customers across new construction and repair and remodel markets. As the #1 manufacturer of vinyl windows, vinyl siding, insulated metal panels, metal roofing and wall systems and metal accessories, Cornerstone Building Brands combines an expansive portfolio of strong brands and quality products with a broad multi-channel distribution platform that includes approximately 20,500 employees at manufacturing, distribution and branch office locations throughout North America. At Cornerstone Building Brands, corporate stewardship is a responsibility that is deeply embedded in our over 75-year history. We are committed to our purpose of contributing positively to the communities where we live, work and play. For more information, visit us at www.cornerstonebuildingbrands.com.
Forward-Looking Statements
This press release includes forward-looking statements regarding the Company’s financing plans, including statements related to the Extension and Refinancing and the redemption of the Company’s Existing Notes. Such statements are subject to certain risks and uncertainties including, without limitation, risks related to whether the Company will consummate the Extension and Refinancing on the expected terms, or at all, market and other general economic conditions and whether the Company and the Guarantors will be able to satisfy the conditions required to close the Extension and Refinancing. The Company’s forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning the Company and its businesses are described in additional detail in its Annual Report on Form 10-K for the year ended December 31, 2020, and other filings made by the Company with the Securities and Exchange Commission.
Investor Relations
Tina Beskid
1-866-419-0042
info@investors.cornerstonebuildingbrands.com